As filed with the Securities and Exchange Commission on May 27, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TEGNA INC.

(Exact name of registrant as specified in its charter)

Delaware	16-0442930
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8350 Broad Street, Suite 2000, Tysons, Virginia	22102-5151
(Address of registrant’s principal executive offices)	(Zip Code)

TEGNA INC. 2020 OMNIBUS INCENTIVE COMPENSATION PLAN

(Full title of the Plan)

Akin S. Harrison

Senior Vice President, General Counsel and Secretary

TEGNA INC.

8350 Broad Street, Suite 2000

Tysons, Virginia 22102

(Name and address of agent for service)

(703) 873-6600

(Telephone number, including area code, of agent for service)

Copy to:

John C. Partigan, Esq.

Nixon Peabody LLP

799 9th Street, N.W., Suite 500

Washington, D.C. 20001

(202) 585-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $1 par value per share	20,000,000	$11.07	$221,400,000	$28,737.72

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock, par value $1 per share (the “Common Stock”), of TEGNA Inc. (the “Company”) that become issuable under the TEGNA Inc. 2020 Omnibus Incentive Compensation Plan (the “Plan”) by reason of any stock dividend, stock split, reverse stock split, extraordinary cash dividend, reorganization, recapitalization, split-up, spin-off or similar transaction effected without consideration which would increase the number of outstanding shares of common stock and other anti-dilution provisions of the Plan.

(2)

Estimated solely for the purposes of calculating the registration fee in accordance with Rules 457(c) and (h) of the Securities Act. The price per share and aggregate offering prices for the shares of Common Stock registered hereby are calculated on the basis of $11.07 per share, which was the average of the high and low prices reported by the New York Stock Exchange on May 22, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

•

the Company’s Annual Report on  Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on March 2, 2020, including the information specifically incorporated by reference into the Company’s Annual Report on Form 10-K from the Company’s  Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 25, 2020;

•	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed with the Commission on May 11, 2020;

•	the Company’s Current Reports on Form 8-K, filed with the Commission on January 7, 2020; January 9, 2020; February 19, 2020; April 20, 2020 and May 6, 2020; and

•	the Description of the Registrant’s Securities filed as Exhibit 4.7 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on March 2, 2020.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable. The Common Stock of the Company is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities of our directors, officers and controlling persons arising under the Securities Act may be permitted pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Section 145 of the DGCL permits the Company to indemnify any director or officer of the Company against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, incurred in defense of any action (other than an action by or in the right of the Company) arising by reason of the fact that he or she is or was an officer or director of the Company if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145 also permits the Company to indemnify any such officer or director against expenses incurred in an action by or in the right of the Company if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except in respect of any matter as to which such person is adjudged to be liable to the Company. This statute requires indemnification of such officers and directors against expenses to the extent they may be successful in defending any such action. The DGCL provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise. A right to indemnification or advancement under the DGCL shall not be eliminated or impaired by an amendment to the certificate of incorporation or bylaws after the occurrence of the act or omission to which the indemnification or advancement of expenses relates, unless the provision authorizes such impairment or elimination after such act or omission has occurred. The statute permits purchase of liability insurance by the Company on behalf of officers and directors, and the Company has purchased such insurance.

Section 17 of Article II of the Company’s bylaws requires indemnification to the fullest extent permitted under Delaware law of any person who is or was a director or officer of the Company against any fine, liability, cost or expense asserted against him or her or incurred by him or her in his or her capacity as such director or officer, or arising out of his or her status as such director, officer, agent, employee, or representative. The Company may maintain insurance, at its expense, to protect itself and any such person against any such fine, liability, cost or expense, whether or not the Company would have the power to indemnify him or her against such liability under the DGCL.

Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as the Company, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Article NINTH of the Third Restated Certificate of Incorporation of the Company, as amended, eliminates the personal liability of directors to the extent permitted by Section 102(b)(7) of the DGCL.

The foregoing statements are subject to the detailed provisions of Sections 145 and 102(b)(7) of the DGCL, Section 17 of Article II of the Company’s bylaws and Article NINTH of the Company’s Third Restated Certificate of Incorporation, as applicable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits listed below represent a complete list of exhibits filed or incorporated by reference as part of this Registration Statement.

Exhibit Number	Description

4.1	Third Restated Certificate of Incorporation of TEGNA Inc. (incorporated by reference to Exhibit 3.1 to TEGNA Inc.’s Form 10-Q for the fiscal quarter ended April 1, 2007).

4.1.1	Amendment to Third Restated Certificate of Incorporation of TEGNA Inc. (incorporated by reference to Exhibit 3.1 to TEGNA Inc.’s Form 8-K filed on May 1, 2015).

4.1.2	Amendment to Third Restated Certificate of Incorporation of TEGNA Inc. (incorporated by reference to Exhibit 3.1 to TEGNA Inc.’s Form 8-K filed on July 2, 2015).

4.2	By-laws, as amended through July 24, 2018. (incorporated by reference to Exhibit 3.1 to TEGNA Inc.’s Form 8-K filed on July 27, 2018).

5.1*	Opinion of Nixon Peabody LLP with respect to the legality of the securities offered hereby.

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.3	Consent of Nixon Peabody LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

99.1	TEGNA Inc. 2020 Omnibus Incentive Compensation Plan (incorporated herein by reference to Appendix B to TEGNA Inc.’s Definitive Proxy Statement on Schedule 14A filed on March 25, 2020).

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tysons, Commonwealth of Virginia, on this 27th of May, 2020.

TEGNA INC.

By:	/s/ Akin S. Harrison
Akin S. Harrison Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Akin S. Harrison his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: May 27, 2020	/s/ David T. Lougee
David T. Lougee,
President and Chief Executive Officer
(principal executive officer)

Dated: May 27, 2020	/s/ Victoria D. Harker
Victoria D. Harker,
Executive Vice President and Chief Financial Officer
(principal financial officer)

Dated: May 27, 2020	/s/ Clifton A. McClelland III
Clifton A. McClelland III
Senior Vice President and Controller
(principal accounting officer)

Dated: May 27, 2020	/s/ Gina Bianchini
Gina Bianchini, Director

Dated: May 27, 2020	/s/ Howard D. Elias
Howard D. Elias, Director, Chairman

Dated: May 27, 2020	/s/ Stuart Epstein
Stuart Epstein, Director

Dated: May 27, 2020	/s/ Lidia Fonseca
Lidia Fonseca, Director

Dated: May 27, 2020	/s/ David T. Lougee
David T. Lougee, Director

Dated: May 27, 2020	/s/ Scott K. McCune
Scott K. McCune, Director

Dated:
Henry W. McGee, Director

Dated: May 27, 2020	/s/ Susan Ness
Susan Ness, Director

Dated: May 27, 2020	/s/ Bruce P. Nolop
Bruce P. Nolop, Director

Dated:
Karen Grimes, Director

Dated: May 27, 2020	/s/ Neal Shapiro
Neal Shapiro, Director

Dated: May 27, 2020	/s/ Melinda C. Witmer
Melinda C. Witmer, Director